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                                                                       EXHIBIT 5

                                                              January 28th, 1997

The Board of Directors
Overseas Partners Ltd.
Craig Appin House
8 Wesley Street
Hamilton HM GX
Bermuda

Dear Sirs

Re: Overseas Partners Ltd. - Registration Statement on Form S-3 Regarding UPS 1997 Employees Stock Purchase Plan - January, 1997 Filing (the "Registration Statement")

     As Bermuda counsel to Overseas Partners Ltd. (the "Registrant"), we are familiar with the affairs of the Registrant and have participated in its incorporation and subsequent recapitalisation in 1983 and with the issuance and registration by the Registrant of the shares described in the Registration Statement. We furnish this opinion to you in connection with the Registration Statement.

     On the basis of the foregoing, it is our opinion that the outstanding shares of common stock of Registrant, being offered and sold by it as described in the Registration Statement, are legally and validly issued, fully paid and non-assessable shares of Registrant's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm where they appear in the Registration Statement, including the Prospectus forming a part thereof.

Yours faithfully,
CONYERS, DILL & PEARMAN